Independent Auditors' Consent



To the Shareholders and Board of Directors of Smith Barney Appreciation Fund Inc.:

We consent to the use of our report dated February 13, 1997 with respect to Smith Barney Appreciation Fund Inc. incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Counsel and Auditors" in the Statement of Additional Information.








	KPMG Peat Marwick LLP


New York, New York
April 24, 1997